Exhibit 99.1

         National Beverage Corp. Reports First Quarter Profit Increase

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 14, 2004--National Beverage Corp. (AMEX:FIZ) today announced results for its first quarter ended July 31, 2004. For the quarter, sales were $146.5 million with earnings of $8.9 million, or $.24 per share. For the prior comparable period, sales were similar and earnings were $8.5 million, or $.23 per share.
    "`OPPORTUNISTICALLY PERFECT' was how we described our status relative to future possibilities in our earnings release dated July 20, 2004. Nothing has occurred to modify that statement," stated Nick
A. Caporella, Chairman and Chief Executive Officer.
    "Many circumstances affect the purchases of soft drinks and the current consumer has to deal with more than ever before. `Heightened Awareness' of just about everything is the explanation for softer than normal sales during this quarter, which also included increased raw material costs, while 42 quarters of sustained profits is the work
.... of Team National," continued Caporella.
    "While we continue to adjust pricing, we are 'on course' strategically with our new product launches and expect these incremental new revenues to produce higher margins not typical of the traditional carbonated soft drink industry," Caporella stated.
    "We have previously stated that fiscal year 2005 will surely provide our best performance to date and we stand solidly with that statement," concluded Caporella.
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).

    Fun & Flavor ... the National Beverage Way


                     National Beverage Corp.
        Consolidated Results for the Three Months Ended
                July 31, 2004 and August 2, 2003
           (in thousands, except per share amounts)


                                                 Three Months Ended
                                                 -------------------
                                                 July 31,   August 2,
                                                   2004       2003
                                                 ---------  ---------


Net Sales                                        $146,512   $145,665
                                                 =========  =========

Net Income                                       $  8,856   $  8,450
                                                 =========  =========

Net Income Per Share:
  Basic                                          $    .24   $    .23
                                                 =========  =========
  Diluted                                        $    .23   $    .22
                                                 =========  =========

Average Common Shares Outstanding:
  Basic                                            37,560     36,834
                                                 =========  =========
  Diluted                                          38,264     38,138
                                                 =========  =========

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligations to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922